Press Release		  			     March 2, 2006



Kentucky Bank Parent Increases Dividend



	Kentucky Bancshares, Inc., parent holding company for Kentucky Bank, announced today an increase in the quarterly dividend to shareholders. The payout will be 25 cents per share, up from 23 cents for each of the previous four quarters. This payment will be made March 31 to shareholders of record March 20, 2006. The company has a record of increasing its dividend each year since 1982.

	Kentucky Bancshares President Louis Prichard made the announcement. "This marks 24 consecutive years we have been able to increase the dividend. I want to thank all our employees for effort they make and service they provide our customers. We value the relationship we have with our customers. Our bank wouldn't exist without them."

	Kentucky Bank has offices in Cynthiana, Georgetown, Nicholasville, North Middletown, Paris, Versailles, Wilmore and Winchester, all small communities that surround Lexington. At 2005 year-end, assets totaled $573 million. It ranks 13th in size among the state's 226 banks. Kentucky Bancshares recently announced the execution of a definitive merger agreement with Peoples Bancorp of Sandy Hook. The consummation of the merger will expand Kentucky Bank
into Elliott and Rowan Counties in Eastern Kentucky.   Shares of the
parent holding company trade over the counter and are reported on the OTC Bulletin Board. The symbol is KTYB.OB.